Exhibit 99.1

GUESS?, INC. REPORTS FISCAL YEAR 2025 FIRST QUARTER RESULTS
First Quarter Fiscal 2025 Results:
Revenues Increased to $592 Million, Up 4% in U.S. Dollars and 7% in Constant Currency
Delivered Operating Margin of (3.4%); Adjusted Operating Margin of (1.3%)
GAAP EPS of $0.23 and Adjusted Loss per Share of $0.27
Updates Full Fiscal Year 2025 Outlook:
Expects Revenue Increase between 10.7% and 12.7% in U.S. Dollars
GAAP and Adjusted Operating Margins between 7.3% and 8.1% and 7.7% and 8.5%, Respectively
Expects GAAP EPS between $2.59 and $2.89 and Adjusted EPS between $2.62 and $3.00
LOS ANGELES, May 30, 2024 - Guess?, Inc. (NYSE: GES) today reported financial results for its first quarter ended May 4, 2024.

Carlos Alberini, Chief Executive Officer, commented, “We are very pleased with our first quarter results, which exceeded our expectations for revenues and earnings per share. We delivered revenue growth of 4% in US dollars and 7% in constant currency, driven by a remarkable performance of our Licensing and Americas wholesale businesses and strong results in Europe and Asia. Revenues in our Americas retail business finished flat for the quarter, as we continued to experience softness in certain of our businesses in the region due to slower customer traffic. I believe our strong results this quarter once again highlight the power of our diversified business model and the strength of our brand and our global distribution.”
Paul Marciano, Co-Founder and Chief Creative Officer, commented, “During this quarter, we completed the acquisition of rag & bone, welcoming the team into our Guess family and we just announced the appointment of Andrew Rosen as Chair of rag & bone. I couldn’t be more excited about this opportunity to work together to expand the business globally. Over the years, we built Guess into a true lifestyle brand with a very diversified product assortment and global distribution. I believe our experience and the platform we built can benefit rag & bone greatly to fulfill our vision to grow the business with new product categories and in new markets.”
Mr. Alberini concluded, “As we look into the rest of the year, we continue to expect strong revenue growth and solid margin performance. Today we are providing an outlook that is consistent with our previous guidance for the year to exceed $3 billion in revenues for the first time in our Company’s history. We have an ambitious agenda this year that includes working with the rag & bone team and the launch of Guess Jeans. We are excited about our momentum. As I said in the past, we believe our Company is at an inflection point and we are well positioned to capitalize on the opportunities with a solid capital structure, strong brands, amazing products and very capable teams that are ready to take this Company to a new level of growth and profitability.”
Non-GAAP Information
This press release contains non-GAAP financial measures, including certain adjusted results of operations and outlook measures, constant currency information and free cash flow measures. See the heading “Presentation of Non-GAAP Information” for further information and the accompanying tables for a reconciliation to the comparable GAAP financial measure.

rag & bone Acquisition
On April 2, 2024, the Company and global brand management firm WHP Global completed the previously announced acquisition of New York based fashion brand rag & bone. Under the terms of the agreement, the Company acquired all the rag & bone operating assets and assumed the related operating liabilities of the business. In addition, a joint venture owned 50% each by the Company and WHP Global acquired rag & bone’s intellectual property. As of April 2, 2024, the Company integrated rag & bone into its existing segments.
First Quarter Fiscal 2025 Results
For the first quarter of the fiscal year ended February 1, 2025 (“fiscal 2025”), the Company recorded GAAP net earnings of $13.0 million, compared to a GAAP net loss of $11.8 million for the same prior-year quarter. The results for the first quarter of fiscal 2025 included a net $38.5 million unrealized gain due to the change in fair value of the derivatives related to the Company’s convertible senior notes due 2028 and the related convertible note hedge. GAAP diluted net earnings per share (“EPS”) was $0.23 for the first quarter of fiscal 2025, compared to GAAP diluted net loss per share of $0.22 for the same prior-year quarter. The Company estimates a positive impact from its share buybacks of $0.01 and a negative impact from currency of $0.12 on GAAP diluted EPS in the first quarter of fiscal 2025 when compared to the same prior-year quarter.
For the first quarter of fiscal 2025, the Company’s adjusted net loss was $13.8 million, compared to $3.5 million for the same prior-year quarter. Adjusted diluted net loss per share was $0.27, compared to $0.07 for the same prior-year quarter. The Company estimates a negative impact from its share buybacks of $0.02 and a negative impact from currency of $0.08 on adjusted diluted net loss per share in the first quarter of fiscal 2025 when compared to the same prior-year quarter.
Net Revenue. Total net revenue for the first quarter of fiscal 2025 increased 4% to $591.9 million from $569.8 million in the same prior-year quarter. In constant currency, net revenue increased by 7%.
•Europe revenues increased 1% in U.S. dollars and 7% in constant currency. Retail comparable sales (including e-commerce) increased 4% in U.S. dollars and 9% in constant currency. The inclusion of our e-commerce sales negatively impacted the retail comparable sales percentage by 2% in U.S. dollars and 3% in constant currency.
•Americas Retail revenues remained flat in both U.S. dollars and constant currency. Retail comparable sales (including e-commerce) decreased 7% in U.S. dollars and 8% in constant currency. The inclusion of our e-commerce sales positively impacted the retail comparable sales percentage by 1% in U.S. dollars and 2% in constant currency.
•Americas Wholesale revenues increased 21% in U.S. dollars and 18% in constant currency.
•Asia revenues increased 3% in U.S. dollars and 7% in constant currency. Retail comparable sales (including e-commerce) decreased 9% in U.S. dollars and 5% in constant currency. The inclusion of our e-commerce sales positively impacted the retail comparable sales percentage by 1% in U.S. dollars and 2% in constant currency.
•Licensing revenues increased 21% in both U.S. dollars and constant currency.
Loss from Operations. GAAP loss from operations for the first quarter of fiscal 2025 was $19.9 million (including $1.1 million in non-cash impairment charges taken on certain long-lived store related assets and a $3.1 million unfavorable currency translation impact), compared to $0.9 million (including $1.9 million in non-cash impairment charges taken on certain long-lived store related assets) in the same prior-year quarter. GAAP operating margin in the first quarter of fiscal 2025 decreased 3.2% to negative 3.4%, from negative 0.2% for the same prior-year quarter, driven primarily by higher expenses, including transaction costs and separation charges, and the unfavorable impact of currency, partially offset by the favorable impact of higher revenues and initial markups. The negative impact of currency on operating margin for the quarter was approximately 90 basis points.
For the first quarter of fiscal 2025, adjusted loss from operations was $7.7 million, compared to adjusted operating earnings of $1.9 million in the same prior-year quarter. Adjusted operating margin decreased 1.6% to negative 1.3%, from 0.3% for the same prior-year quarter, driven primarily by higher expenses and the unfavorable impact of currency, partially offset by the favorable impact of higher revenues and initial markups.

•Operating margin for the Company’s Europe segment decreased 0.8% to negative 0.2% in the first quarter of fiscal 2025, from 0.6% in the same prior-year quarter, driven primarily by higher expenses and the unfavorable impact of currency, partially offset by the favorable impact of higher revenues and higher initial markups.
•Operating margin for the Company’s Americas Retail segment decreased 4.9% to negative 7.2% in the first quarter of fiscal 2025, from negative 2.3% in the same prior-year quarter, driven primarily by the unfavorable impact from negative retail comparable sales and higher expenses, partially offset by lower markdowns and higher initial markups.
•Operating margin for the Company’s Americas Wholesale segment decreased 2.8% to 22.7% in the first quarter of fiscal 2025, from 25.5% in the same prior-year quarter, driven primarily by the impact of new acquired businesses.
•Operating margin for the Company’s Asia segment decreased 0.3% to 5.1% in the first quarter of fiscal 2025, from 5.4% in the same prior-year quarter, driven primarily by lower product margins and higher expenses, partially offset by higher revenues.
•Operating margin for the Company’s Licensing segment decreased 1.3% to 92.0% in the first quarter of fiscal 2025, from 93.3% in the same prior-year quarter, mainly driven by higher expenses, partially offset by the favorable impact of higher royalties.
Loss on Extinguishment of Debt. In March 2024, the Company issued approximately $12.1 million principal amount of additional convertible senior notes due April 2028 (together with the additional convertible senior notes issued in January 2024, the “Additional 2028 Notes”) in exchange for approximately $14.6 million of its outstanding convertible senior notes due April 2024 (the “2024 Notes”). The Additional 2028 Notes have the same terms, constitute a single series with, and have the same CUSIP number as the other outstanding convertible senior notes due April 2028 (together with the Additional 2028 Notes, the “2028 Notes”; collectively with the 2024 Notes, the “Notes”). Immediately following the closing of this transaction, approximately $33.5 million of the 2024 Notes remained outstanding, all of which were settled upon maturity during April 2024. As a result of the transaction, the Company recognized a $2.0 million loss on extinguishment of debt during the first quarter of fiscal 2025.
Other expense (income), net. Other income, net for the first quarter of fiscal 2025 was $35.8 million compared to other expense, net of $2.6 million for the same prior-year quarter. The change was primarily due to the fair value remeasurement of derivatives related to the Company’s convertible senior notes due 2028 and the related convertible note hedge resulting in a net unrealized gain of $38.5 million during the first quarter of fiscal 2025.

Outlook
The Company’s expectations for the second quarter and full fiscal year 2025 are as follows:

Outlook for Total Company[1]

	Second Quarter of Fiscal 2025	Fiscal 2025

Consolidated net revenue in U.S. dollars	increase between 9.0% and 11.0%	increase between 10.7% and 12.7%

GAAP operating margin	5.3% to 6.1%	7.3% to 8.1%

Adjusted operating margin	5.3% to 6.1%	7.7% to 8.5%

GAAP diluted EPS	$0.33 to $0.40	$2.59 to $2.89

Adjusted diluted EPS	$0.38 to $0.47	$2.62 to $3.00
______________________________________________________________________
See page 16 for footnotes.
A reconciliation of the Company’s outlook for GAAP operating margin to adjusted operating margin and GAAP diluted EPS to adjusted diluted EPS for the second quarter and full fiscal year 2025 is as follows:

Reconciliation of GAAP Outlook to Adjusted Outlook[1]

	Second Quarter of Fiscal 2025	Fiscal 2025

GAAP operating margin	5.3% to 6.1%	7.3% to 8.1%
Certain professional service and legal fees and related (credits) costs[2]	—%	—%
Transaction costs[2]	—%	0.2%
Separation charges[2]	—%	0.2%
Asset impairment charges[2]	—%	—%
Adjusted operating margin	5.3% to 6.1%	7.7% to 8.5%

GAAP diluted EPS	$0.33 to $0.40	$2.59 to $2.89
Certain professional service and legal fees and related (credits) costs[2]	—	—
Transaction costs[2]	—	0.06
Separation charges[2]	—	0.06
Asset impairment charges[2]	—	0.01
Loss on extinguishment of debt[2]	—	0.02
Amortization of debt discount[3]	0.01	0.03
Fair value remeasurement of derivatives[2]	—	(0.55)
Discrete income tax adjustments[2]	—	—
Convertible notes if-converted method[3]	$0.04 to $0.06	$0.40 to $0.48
Adjusted diluted EPS	$0.38 to $0.47	$2.62 to $3.00
______________________________________________________________________________
See page 16 for footnotes.

The Company’s expectations of the high-end for the free cash flow outlook for the full fiscal year 2025 are as follows (in millions):

Free Cash Flow Outlook for Total Company[1]

Fiscal 2025

Net cash provided by operating activities	$260
Less: Purchases of property and equipment	(90)
Less: Payments for property and equipment under finance leases	(10)
Free cash flow	$160
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See page 16 for footnotes.
Dividends
The Company’s Board of Directors approved a quarterly cash dividend of $0.30 per share on the Company’s common stock. The dividend will be payable on June 28, 2024 to shareholders of record as of the close of business on June 12, 2024.
Share Repurchases
On March 25, 2024, the Board of Directors authorized a new $200.0 million share repurchase program. On March 28, 2024, in connection with the additional exchange and subscription offering related to the 2024 Notes and the 2028 Notes, the Company repurchased approximately 0.3 million shares of its common stock for $10.3 million through broker-assisted market transactions, leaving a capacity of $189.7 million under the share repurchase program. During the first quarter of fiscal 2025, the Company did not make any share repurchases other than the aforementioned transaction.
Presentation of Non-GAAP Information
The financial information presented in this release includes non-GAAP financial measures, such as adjusted results and outlook, constant currency financial information and free cash flows. The adjusted measures exclude the impact of certain professional service and legal fees and related (credits) costs, transaction costs in connection with the Company’s acquisition of rag & bone, separation charges related to the transition of the operations of the Company’s U.S. distribution center, asset impairment charges, loss on extinguishment of debt, non-cash amortization of debt discount of the Company’s convertible senior notes, fair value remeasurement of derivatives related to the 2028 Notes and the related convertible note hedge, the related income tax effects of the foregoing items and the impact from certain discrete income tax adjustments related primarily to the impact from changes in the income tax law in certain tax jurisdictions, in each case where applicable. The weighted average diluted shares outstanding used for adjusted diluted EPS excludes the dilutive impact of the Notes, based on the bond hedge contracts in place. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results and outlook.
The Company has excluded these items from its adjusted financial measures primarily because it believes these items are not indicative of the underlying performance of its business and the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results and its future outlook (when reviewed in conjunction with the Company’s GAAP financial statements and GAAP future outlook). A reconciliation of reported GAAP results and outlook to comparable non-GAAP results and outlook is provided in the accompanying tables.

This release includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency different from the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings (loss) per share for our actual or forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and considers the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.
The Company includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less (i) purchases of property and equipment and (ii) payments for property and equipment under finance leases. Free cash flows are not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather to provide additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment and payments for property and equipment under finance leases. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported and expected GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.
Investor Conference Call
The Company will hold a conference call at 4:45 pm (ET) on May 30, 2024 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.
About Guess?
Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. On April 2, 2024, the Company acquired all the operating assets and a 50% interest in the intellectual property assets of New York-based fashion brand rag & bone, a leader in the American fashion scene, directly operating stores in the U.S. and in the U.K., and also available in high-end boutiques, department stores and through e-commerce globally. As of May 4, 2024, the Company directly operated 1,048 retail stores in Europe, the Americas and Asia. The Company’s partners and distributors operated 533 additional retail stores worldwide. As of May 4, 2024, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements

Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the Company’s expectations, goals, future prospects, and current business strategies and strategic initiatives; statements concerning the Company’s plans and expectations for its recently-acquired rag & bone business; statements concerning the impacts of the ongoing conflicts in Ukraine and Gaza and other events impacting the markets in which we operate; statements concerning the Company’s future outlook, including with respect to the second quarter and full year of fiscal 2025; and statements expressing optimism or pessimism about future operating results and growth opportunities are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements, which are frequently indicated by terms such as “expect,” “could,” “will,” “should,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan,” “create,” “see,” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated.
Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; changes in consumer confidence or discretionary consumer spending; sanctions and export controls targeting Russia and other impacts related to the war in Ukraine; impacts related to the Israel-Hamas war; impacts related to public health crises; risks relating to our indebtedness; changes to estimates related to impairments, inventory and other reserves; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; the high concentration of our Americas Wholesale business; risks related to the costs and timely delivery of merchandise to our distribution facilities, stores and wholesale customers, including risks related to the current Red Sea supply chain crisis; unexpected or unseasonable weather conditions, catastrophic events or natural disasters; our ability to effectively operate our various retail concepts; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to complete or integrate acquisitions or alliances; uncertainties regarding our ability to realize operational efficiencies and other anticipated synergies, expansion plans and other benefits from the rag & bone acquisition in the timeframe expected or at all; our ability to successfully enhance our global omni-channel capabilities; our ability to expand internationally and operate in regions where we have less experience; risks relating to our convertible senior notes, including our ability to settle the liabilities in cash; disruptions at our distribution facilities, including potential challenges related to the conversion of our self-operated U.S. distribution center to a third-party provider; our ability to attract and retain management and other key personnel; obligations or changes in estimates arising from new or existing litigation, income tax and other regulatory proceedings; errors in our assumptions, estimates and judgments related to tax matters; changes in U.S. or foreign income tax or tariff policy, including changes to tariffs on imports into the U.S.; accounting adjustments to our unaudited financial statements; future non-cash asset impairments, including goodwill, right-of-use lease assets and/or other store asset impairments; violations of, or changes to, domestic or international laws and regulations; risks associated with the acts or omissions of our licensees and third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber-security incidents and other cyber-security risks; risks associated with our ability to properly collect, use, manage and secure consumer and employee data; risks associated with our vendors’ ability to maintain the strength and security of information systems; changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global income tax rates and economic and market conditions in the various countries in which we operate; impacts of inflation and further inflationary pressures; fluctuations in quarterly performance; slowing in-person customer traffic; increases in labor costs; increases in wages; risks relating to activist investor activity; and the significant voting power of our founders.
In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
Senior Vice President Finance, Investor Relations and Chief Accounting Officer
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Loss)
(amounts in thousands, except per share data)

	Three Months Ended
	May 4, 2024		April 29, 2023

Product sales	$562,953	95.1%	$545,910	95.8%
Net royalties	28,990	4.9%	23,888	4.2%
Net revenue	591,943	100.0%	569,798	100.0%

Cost of product sales	343,842	58.1%	337,813	59.3%

Gross profit	248,101	41.9%	231,985	40.7%

Selling, general and administrative expenses	266,848	45.1%	230,973	40.6%
Asset impairment charges	1,141	0.2%	1,934	0.3%

Loss from operations	(19,888)	(3.4%)	(922)	(0.2%)

Other income (expense):
Interest expense	(6,374)	(1.1%)	(4,218)	(0.7%)
Interest income	3,648	0.6%	2,515	0.4%
Loss on extinguishment of debt	(1,952)	(0.3%)	(7,696)	(1.4%)
Other, net	35,767	6.1%	(2,631)	(0.4%)

Earnings (loss) before income tax benefit	11,201	1.9%	(12,952)	(2.3%)

Income tax benefit	(4,705)	(0.8%)	(2,258)	(0.4%)

Net earnings (loss)	15,906	2.7%	(10,694)	(1.9%)

Net earnings attributable to noncontrolling interests	2,884	0.5%	1,111	0.2%

Net earnings (loss) attributable to Guess?, Inc.	$13,022	2.2%	$(11,805)	(2.1%)

Net earnings (loss) per common share attributable to common stockholders:
Basic	$0.24		$(0.22)
Diluted	$0.23		$(0.22)

Weighted average common shares outstanding attributable to common stockholders:
Basic	52,908		54,348
Diluted	55,538		54,348

Effective income tax rate	(42.0%)		17.4%

Adjusted selling, general and administrative expenses[4]:	$255,785	43.2%	$230,062	40.4%

Adjusted earnings (loss) from operations[4]:	$(7,684)	(1.3%)	$1,923	0.3%

Adjusted net loss attributable to Guess?, Inc.[4]:	$(13,810)	(2.3%)	$(3,487)	(0.6%)

Adjusted weighted average common shares outstanding attributable to common stockholders:
Adjusted Diluted[4,5]	52,908		54,348

Adjusted net loss per common share attributable to common stockholders:
Adjusted Diluted[4,5]	$(0.27)		$(0.07)

Adjusted effective income tax rate[4]:	12.3%		0.4%
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See page 16 for footnotes.

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)
The reconciliations of (i) reported GAAP selling, general and administrative expenses to adjusted selling, general and administrative expenses, (ii) reported GAAP loss from operations to adjusted earnings (loss) from operations, (iii) reported GAAP net earnings (loss) attributable to Guess?, Inc. to adjusted net loss attributable to Guess?, Inc., (iv) reported GAAP income tax benefit to adjusted income tax benefit, and (v) reported GAAP diluted earnings (loss) per share to adjusted diluted loss per share are as follows:

	Three Months Ended
	May 4, 2024	April 29, 2023

Reported GAAP selling, general and administrative expenses	$266,848	$230,973
Certain professional service and legal fees and related credits (costs)[6]	(60)	(911)
Transaction costs[7]	(5,584)	—
Separation charges[8]	(5,419)	—

Adjusted selling, general and administrative expenses[4]	$255,785	$230,062

Reported GAAP loss from operations	$(19,888)	$(922)
Certain professional service and legal fees and related (credits) costs[6]	60	911
Transaction costs[7]	5,584	—
Separation charges[8]	5,419	—
Asset impairment charges[9]	1,141	1,934

Adjusted earnings (loss) from operations[4]	$(7,684)	$1,923

Reported GAAP net earnings (loss) attributable to Guess?, Inc.	$13,022	$(11,805)
Certain professional service and legal fees and related (credits) costs[6]	60	911
Transaction costs[7]	5,584	—
Separation charges[8]	5,419	—
Asset impairment charges[9]	1,141	1,934
Loss on extinguishment of debt[10]	1,952	7,696
Amortization of debt discount[11]	700	25
Fair value remeasurement of derivatives[12]	(38,510)	—
Discrete income tax adjustments[13]	281	248
Income tax impact from adjustments[14]	(3,459)	(2,496)

Total adjustments affecting net earnings (loss) attributable to Guess?, Inc.	(26,832)	8,318

Adjusted net loss attributable to Guess?, Inc.[4]	$(13,810)	$(3,487)

Reported GAAP income tax benefit	$(4,705)	$(2,258)
Discrete income tax adjustments[13]	(281)	(248)
Income tax impact from adjustments[14]	3,459	2,496

Adjusted income tax benefit[4]	$(1,527)	$(10)

Adjusted effective income tax rate[4]	12.3%	0.4%

Reported GAAP diluted earnings (loss) per share	$0.23	$(0.22)
Certain professional service and legal fees and related (credits) costs[6,15]	0.00	0.01
Transaction costs[7,15]	0.08	—
Separation charges[8,15]	0.07	—
Asset impairment charges[9,15]	0.02	0.03
Loss on extinguishment of debt[10,15]	0.03	0.11
Amortization of debt discount[11,15]	0.01	0.00
Fair value remeasurement of derivatives[12]	(0.69)	—
Discrete income tax adjustments[13]	0.01	0.00
Convertible notes if-converted method[5]	0.00	—
Effect of dilutive stock options and restricted stock units[16]	(0.03)	—

Adjusted diluted loss per share[4,5]	$(0.27)	$(0.07)
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See page 16 for footnotes.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended
	May 4, 2024	April 29, 2023	% change
Net revenue:
Europe	$283,873	$280,198	1%
Americas Retail	144,196	143,544	0%
Americas Wholesale	62,128	51,393	21%
Asia	72,756	70,775	3%
Licensing	28,990	23,888	21%
Total net revenue	$591,943	$569,798	4%

Earnings (loss) from operations:
Europe	$(439)	$1,593	(128%)
Americas Retail	(10,391)	(3,287)	216%
Americas Wholesale	14,127	13,093	8%
Asia	3,741	3,830	(2%)
Licensing	26,678	22,295	20%
Total segment earnings from operations	33,716	37,524	(10%)

Corporate overhead	(52,463)	(36,512)	44%
Asset impairment charges	(1,141)	(1,934)	(41%)
Total loss from operations	$(19,888)	$(922)	2,057%

Operating margins:
Europe	(0.2%)	0.6%
Americas Retail	(7.2%)	(2.3%)
Americas Wholesale	22.7%	25.5%
Asia	5.1%	5.4%
Licensing	92.0%	93.3%

GAAP operating margin for total Company	(3.4%)	(0.2%)
Certain professional service and legal fees and related (credits) costs[4,6]	0.0%	0.2%
Transaction costs[4,7]	1.0%	—%
Separation charges[4,8]	0.9%	—%
Asset impairment charges[4,9]	0.2%	0.3%
Adjusted operating margin for total Company[4]	(1.3%)	0.3%
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See page 16 for footnotes.

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
	May 4, 2024			April 29, 2023

	Three Months Ended				% change
Net revenue:
Europe	$283,873	$16,435	$300,308	$280,198	1%	7%
Americas Retail	144,196	(1,047)	143,149	143,544	0%	(0%)
Americas Wholesale	62,128	(1,378)	60,750	51,393	21%	18%
Asia	72,756	2,659	75,415	70,775	3%	7%
Licensing	28,990	—	28,990	23,888	21%	21%
Total net revenue	$591,943	$16,669	$608,612	$569,798	4%	7%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	May 4, 2024	February 3, 2024	April 29, 2023

ASSETS

Cash and cash equivalents	$241,654	$360,285	$298,642

Receivables, net	297,422	314,769	286,314

Inventories	554,903	466,297	528,903

Other current assets	113,548	84,122	98,820

Property and equipment, net	259,386	246,648	239,747

Restricted cash	1,377	—	—

Operating lease right-of-use assets	720,924	667,031	645,713

Other assets	559,427	450,869	342,583

Total assets	$2,748,641	$2,590,021	$2,440,722

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of borrowings and finance lease obligations	$41,504	$40,781	$39,092

Current operating lease liabilities	181,702	166,451	172,628

Current portion of convertible senior notes due 2024, net	—	48,048	114,812

Other current liabilities	544,912	536,277	502,501

Long-term debt and finance lease obligations	196,919	28,210	159,372

Convertible senior notes due 2028, net	360,666	336,717	265,594

Long-term operating lease liabilities	600,286	542,392	530,939

Other long-term liabilities	214,819	155,829	153,392

Redeemable and nonredeemable noncontrolling interests	42,360	50,376	50,392

Guess?, Inc. stockholders’ equity	565,473	684,940	452,000

Total liabilities and stockholders’ equity	$2,748,641	$2,590,021	$2,440,722

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Three Months Ended
	May 4, 2024	April 29, 2023

Net cash used in operating activities	$(22,921)	$(12,658)

Net cash used in investing activities	(77,923)	(17,384)

Net cash provided by (used in) financing activities	(15,720)	53,305

Effect of exchange rates on cash, cash equivalents and restricted cash	(690)	(386)

Net change in cash, cash equivalents and restricted cash	(117,254)	22,877

Cash and cash equivalents at the beginning of the year	360,285	275,765

Cash, cash equivalents and restricted cash at the end of the period	$243,031	$298,642

Supplemental information:

Depreciation and amortization	$16,379	$15,449

Total lease costs (excluding finance lease cost)	$84,135	$79,510

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Used In Operating Activities to Free Cash Flow
(in thousands)

	Three Months Ended
	May 4, 2024	April 29, 2023

Net cash used in operating activities	$(22,921)	$(12,658)

Less: Purchases of property and equipment	(21,100)	(17,347)

Less: Payments for property and equipment under finance leases	(1,533)	(1,490)

Free cash flow	$(45,554)	$(31,495)

Guess?, Inc. and Subsidiaries
Retail Store Data
Global Store and Concession Count

	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated
	As of May 4, 2024

United States	261	261	—	—	—	—
Canada	53	53	—	—	—	—
Central and South America	99	87	12	29	29	—

Total Americas	413	401	12	29	29	—

Europe and the Middle East	775	549	226	60	60	—
Asia and the Pacific	393	98	295	240	134	106

Total	1,581	1,048	533	329	223	106

	As of April 29, 2023

United States	238	238	—	—	—	—
Canada	61	61	—	—	—	—
Central and South America	103	69	34	29	29	—

Total Americas	402	368	34	29	29	—

Europe and the Middle East	782	558	224	53	53	—
Asia and the Pacific	404	117	287	244	135	109

Total	1,588	1,043	545	326	217	109

Guess?, Inc. and Subsidiaries
Footnotes to Condensed Consolidated Financial Data

Footnote:

[1]	The Company’s outlook for the second quarter and full fiscal year 2025 assumes that foreign currency exchange rates remain at recently prevailing rates.

[2]
Amounts for the full fiscal 2025 outlook exclude the following items: (i) certain professional service and legal fees and related (credits) costs which the Company otherwise would not have incurred as part of its business operations, (ii) transaction costs in connection with the rag & bone acquisition, (iii) separation charges related to the transition of the operation of the Company’s U.S. distribution center, (iv) asset impairment charges related primarily to impairment of property and equipment related to certain retail locations resulting from underperformance and expected store closures, (v) loss on extinguishment of debt related to the 2024 Notes, (vi) fair value remeasurement of derivatives associated with the 2028 Notes and (vii) discrete income tax adjustments. See the heading “Presentation of Non-GAAP Information” for further information. The Company is unable to predict future amounts with respect to these items, as such amounts are inconsistent in magnitude and frequency and certain elements used to estimate such items have not yet occurred or are out of the Company’s control. As such, the Company has not considered any future charges or credits with respect to these items in the accompanying GAAP outlook.

[3]
Amounts for the second quarter and full fiscal 2025 outlook exclude (i) the amortization of the debt discount related to the 2028 Notes and (ii) the dilutive impact of the Notes for adjusted diluted shares and corresponding interest expenses at initial stock prices below $46.88 for the 2024 Notes and $41.80 for the 2028 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution. The Company excludes the impact anticipated to be recorded and the diluted impact anticipated in those periods as such amounts are reasonably estimated. The Company has not assumed any potential share dilution due to the related warrants.

[4]
The adjusted results exclude certain professional service and legal fees and related (credits) costs, transaction costs in connection with the acquisition of rag & bone, separation charges related to the transition of the operation of the Company’s U.S. distribution center, asset impairment charges, loss on extinguishment of debt, amortization of debt discount, fair value remeasurement of derivatives associated with the 2028 Notes, the related income tax impacts of these adjustments, as well as certain discrete income tax adjustments, where applicable. The weighted average diluted shares outstanding used for adjusted diluted loss per share excludes the dilutive impact of the Notes, based on the bond hedge contracts in place. A reconciliation of actual results to adjusted results is presented in the “Reconciliation of GAAP Results to Adjusted Results.”

[5]
The Company excludes the dilutive impact of the Notes at stock prices below $41.45 for the 2024 Notes and below $37.89 for the 2028 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution. At stock prices in excess of $41.45 for the 2024 Notes and $37.89 for the 2028 Notes, the Company would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges.

[6]	Adjustments represent certain professional service and legal fees and related (credits) costs which the Company otherwise would not have incurred as part of its business operations.

[7]	Adjustments represent transaction costs in connection with the rag & bone acquisition which the Company otherwise would not have incurred as part of its business operations.

[8]
During the first quarter of fiscal 2025, the Company recorded separation charges related to the transition of the operation of the Company’s U.S. distribution center, which was formerly owner-operated, to a third-party logistics provider.

[9]
Adjustments represent asset impairment charges related primarily to impairment of property and equipment related to certain retail locations resulting from under-performance and expected store closures.

[10]	Adjustments represent loss on extinguishment of debt from a portion of the exchanged 2024 Notes in April 2023 and March 2024.

[11]	In April 2023, January 2024 and March 2024, the Company issued $275 million, $65 million and $12 million principal amount of 3.75% convertible senior notes due 2028 in private offerings, respectively. The debt discount resulted from: (1) the modification accounting for a portion of the exchanged 2024 Notes in April 2023, and (2) recognized embedded derivative liability for the issuances of the Additional 2028 Notes. The debt discount will be amortized as non-cash interest expense over the term of the 2028 Notes.

[12]	Adjustments represent changes in fair value of the equity-linked derivatives associated with the 2028 Notes.

[13]	Adjustments represent discrete income tax items related primarily to the impact from changes in the income tax law in certain tax jurisdictions.

[14]
The income tax effect of certain professional service and legal fees and related (credits) costs, transaction costs in connection with the acquisition of rag & bone, separation charges related to the transition of the operation of the Company’s U.S. distribution center, asset impairment charges, loss on extinguishment of debt and amortization of debt discount was based on the Company’s assessment of deductibility using the statutory income tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.

[15]	Adjustments include the related income tax effect based on the Company’s assessment of deductibility using the statutory income tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.

[16]	Adjustments represent the potentially dilutive impact of outstanding stock options and restricted stock units which are not included in the computation of diluted net loss per share as the impact would be antidilutive.